SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
(Amendment No. )*

SPOTIFY TECHNOLOGY S.A.
(Name of Issuer)

Ordinary Shares, nominal value €0.000625 per share
(Title of Class of Securities)

L8681T102
(CUSIP Number)

December 31, 2018
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

_______________________

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Page of 1 of 31

Exhibit Index on Page 31

CUSIP # L8681T102	Page 2 of 31

1	NAMES OF REPORTING PERSONS TCV VII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,332,040 Ordinary Shares (A)
	6	SHARED VOTING POWER -0- Ordinary Shares
	7	SOLE DISPOSITIVE POWER 3,332,040 Ordinary Shares (A)
	8	SHARED DISPOSITIVE POWER -0- Ordinary Shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,332,040 Ordinary Shares (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.8%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(A) Please see Item 4.

CUSIP # L8681T102	Page 3 of 31

1	NAMES OF REPORTING PERSONS TCV VII (A), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,730,360 Ordinary Shares (A)
	6	SHARED VOTING POWER -0- Ordinary Shares
	7	SOLE DISPOSITIVE POWER 1,730,360 Ordinary Shares (A)
	8	SHARED DISPOSITIVE POWER -0- Ordinary Shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,730,360 Ordinary Shares (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(A) Please see Item 4.

CUSIP # L8681T102	Page 4 of 31

1	NAMES OF REPORTING PERSONS TCV Member Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 99,978 Ordinary Shares (A)
	6	SHARED VOTING POWER -0- Ordinary Shares
	7	SOLE DISPOSITIVE POWER 99,978 Ordinary Shares (A)
	8	SHARED DISPOSITIVE POWER -0- Ordinary Shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,978 Ordinary Shares (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(A) Please see Item 4.

CUSIP # L8681T102	Page 5 of 31

1	NAMES OF REPORTING PERSONS TCV VIII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 4,141,857 Ordinary Shares (A)
	6	SHARED VOTING POWER -0- Ordinary Shares
	7	SOLE DISPOSITIVE POWER 4,141,857 Ordinary Shares (A)
	8	SHARED DISPOSITIVE POWER -0- Ordinary Shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,141,857 Ordinary Shares (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.3%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(A) Please see Item 4.

CUSIP # L8681T102	Page 6 of 31

1	NAMES OF REPORTING PERSONS TCV VIII (A), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 254,001 Ordinary Shares (A)
	6	SHARED VOTING POWER -0- Ordinary Shares
	7	SOLE DISPOSITIVE POWER 254,001 Ordinary Shares (A)
	8	SHARED DISPOSITIVE POWER -0- Ordinary Shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 254,001 Ordinary Shares (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(A) Please see Item 4.

CUSIP # L8681T102	Page 7 of 31

1	NAMES OF REPORTING PERSONS TCV VIII (B), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 58,484 Ordinary Shares (A)
	6	SHARED VOTING POWER -0- Ordinary Shares
	7	SOLE DISPOSITIVE POWER 58,484 Ordinary Shares (A)
	8	SHARED DISPOSITIVE POWER -0- Ordinary Shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 58,484 Ordinary Shares (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(A) Please see Item 4.

CUSIP # L8681T102	Page 8 of 31

1	NAMES OF REPORTING PERSONS TCV VIII Spotify, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,278,385 Ordinary Shares (A)
	6	SHARED VOTING POWER -0- Ordinary Shares
	7	SOLE DISPOSITIVE POWER 2,278,385 Ordinary Shares (A)
	8	SHARED DISPOSITIVE POWER -0- Ordinary Shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,278,385 Ordinary Shares (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.3%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(A) Please see Item 4.

CUSIP # L8681T102	Page 9 of 31

1	NAMES OF REPORTING PERSONS TCV VIII Spotify (A), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 614,439 Ordinary Shares (A)
	6	SHARED VOTING POWER -0- Ordinary Shares
	7	SOLE DISPOSITIVE POWER 614,439 Ordinary Shares (A)
	8	SHARED DISPOSITIVE POWER -0- Ordinary Shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 614,439 Ordinary Shares (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(A) Please see Item 4.

CUSIP # L8681T102	Page 10 of 31

1	NAMES OF REPORTING PERSONS TCV VIII Spotify (B), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 141,476 Ordinary Shares (A)
	6	SHARED VOTING POWER -0- Ordinary Shares
	7	SOLE DISPOSITIVE POWER 141,476 Ordinary Shares (A)
	8	SHARED DISPOSITIVE POWER -0- Ordinary Shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 141,476 Ordinary Shares (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(A) Please see Item 4.

CUSIP # L8681T102	Page 11 of 31

1	NAMES OF REPORTING PERSONS TCV VIII Spotify (MF), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 165,702 Ordinary Shares (A)
	6	SHARED VOTING POWER -0- Ordinary Shares
	7	SOLE DISPOSITIVE POWER 165,702 Ordinary Shares (A)
	8	SHARED DISPOSITIVE POWER -0- Ordinary Shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 165,702 Ordinary Shares (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(A) Please see Item 4.

CUSIP # L8681T102	Page 12 of 31

1	NAMES OF REPORTING PERSONS Technology Crossover Management VII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 5,062,400 Ordinary Shares (A)
	6	SHARED VOTING POWER -0- Ordinary Shares
	7	SOLE DISPOSITIVE POWER 5,062,400 Ordinary Shares (A)
	8	SHARED DISPOSITIVE POWER -0- Ordinary Shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,062,400 Ordinary Shares (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.8%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(A) Please see Item 4.

CUSIP # L8681T102	Page 13 of 31

1	NAMES OF REPORTING PERSONS Technology Crossover Management VII, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 5,093,880 Ordinary Shares (A)
	6	SHARED VOTING POWER -0- Ordinary Shares
	7	SOLE DISPOSITIVE POWER 5,093,880 Ordinary Shares (A)
	8	SHARED DISPOSITIVE POWER -0- Ordinary Shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,093,880 Ordinary Shares (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.8%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(A) Please see Item 4.

CUSIP # L8681T102	Page 14 of 31

1	NAMES OF REPORTING PERSONS TCV VIII Spotify GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,200,002 Ordinary Shares (A)
	6	SHARED VOTING POWER -0- Ordinary Shares
	7	SOLE DISPOSITIVE POWER 3,200,002 Ordinary Shares (A)
	8	SHARED DISPOSITIVE POWER -0- Ordinary Shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,200,002 Ordinary Shares (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.8%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(A) Please see Item 4.

CUSIP # L8681T102	Page 15 of 31

1	NAMES OF REPORTING PERSONS Technology Crossover Management VIII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 4,454,342 Ordinary Shares (A)
	6	SHARED VOTING POWER -0- Ordinary Shares
	7	SOLE DISPOSITIVE POWER 4,454,342 Ordinary Shares (A)
	8	SHARED DISPOSITIVE POWER -0- Ordinary Shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,454,342 Ordinary Shares (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.5%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(A) Please see Item 4.

CUSIP # L8681T102	Page 16 of 31

1	NAMES OF REPORTING PERSONS Technology Crossover Management VIII, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 4,522,840 Ordinary Shares (A)
	6	SHARED VOTING POWER -0- Ordinary Shares
	7	SOLE DISPOSITIVE POWER 4,522,840 Ordinary Shares (A)
	8	SHARED DISPOSITIVE POWER -0- Ordinary Shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,552,840 Ordinary Shares (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.5%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(A) Please see Item 4.

CUSIP # L8681T102	Page 17 of 31

1	NAMES OF REPORTING PERSONS TCV VII Management, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0- Ordinary Shares
	6	SHARED VOTING POWER 5,201 Ordinary Shares (A)
	7	SOLE DISPOSITIVE POWER -0- Ordinary Shares
	8	SHARED DISPOSITIVE POWER 5,201 Ordinary Shares (A)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,201 Ordinary Shares (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(A) Please see Item 4.

CUSIP # L8681T102	Page 18 of 31

1	NAMES OF REPORTING PERSONS TCV VIII Management, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0- Ordinary Shares
	6	SHARED VOTING POWER 5,165 Ordinary Shares (A)
	7	SOLE DISPOSITIVE POWER -0- Ordinary Shares
	8	SHARED DISPOSITIVE POWER 5,165 Ordinary Shares (A)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,165 Ordinary Shares (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(A) Please see Item 4.

CUSIP # L8681T102	Page 19 of 31

1	NAMES OF REPORTING PERSONS Christopher P. Marshall
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0- Ordinary Shares
	6	SHARED VOTING POWER 10,366 Ordinary Shares (A)
	7	SOLE DISPOSITIVE POWER -0- Ordinary Shares
	8	SHARED DISPOSITIVE POWER 10,366 Ordinary Shares (A)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,336 Ordinary Shares (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(A) Please see Item 4.

CUSIP # L8681T102	Page 20 of 31

Item 1(a).	Name of Issuer

Spotify Technology S.A. (the “Issuer”)

Item1 (b).	Address of Issuer’s Principal Executive Offices

42-44, avenue de la Gare

L1610 Luxembourg

Item 2(a).	Name of Persons Filing

This statement is being filed by (1) TCV VII, L.P., a Cayman Islands exempted limited partnership (“TCV VII”), (2) TCV VII (A), L.P., a Cayman Islands exempted limited partnership (“TCV VII (A)”), (3) TCV Member Fund, L.P., a Cayman Islands exempted limited partnership (“Member Fund”), (4) TCV VIII, L.P., a Cayman Islands exempted limited partnership (“TCV VIII”), (5) TCV VIII (A), L.P., a Cayman Islands exempted limited partnership (“TCV VIII (A)”), (6) TCV VIII (B), L.P., a Cayman Islands exempted limited partnership (“TCV VIII (B)”), (7) TCV VIII Spotify, L.P., a Delaware limited partnership (“TCV VIII Spotify”), (8) TCV VIII Spotify (A), L.P., a Delaware limited partnership (“TCV VIII Spotify (A)”), (9) TCV VIII Spotify (B), L.P., a Delaware limited partnership (“TCV VIII Spotify (B)”), (10) TCV VIII Spotify (MF), L.P., a Delaware limited partnership (“TCV VIII Spotify (MF)” and together with TCV VII, TCV VII (A), Member Fund, TCV VIII, TCV VIII (A), TCV VIII (B), TCV VIII Spotify, TCV VIII Spotify (A) and TCV VIII Spotify (B), the “TCV Funds”), (11) TCV VIII Spotify GP, LLC, a Delaware limited liability company (“TCV VIII Spotify GP”), (12) Technology Crossover Management VII, L.P, a Cayman Islands exempted limited partnership (“TCM VII”), (13) Technology Crossover Management VII, Ltd., a Cayman Islands exempted company (“Management VII”), (14) Technology Crossover Management VIII, L.P, a Cayman Islands exempted limited partnership (“TCM VIII”), (15) Technology Crossover Management VIII, Ltd., a Cayman Islands exempted company (“Management VIII”), (16) TCV VII Management, L.L.C., a Delaware limited liability company (“TCV VII Management”), (17) TCV VIII Management, L.L.C., a Delaware limited liability company (“TCV VIII Management”), and (18) Christopher P. Marshall. The TCV Funds, TCV VIII Spotify GP, TCM VII, Management VII, TCM VIII, Management VIII, TCV VII Management, TCV VIII Management and Mr. Marshall are sometimes referred to herein as the “Reporting Persons.”

Item 2(b).	Address of Principal Business Office

The mailing address for each of the Reporting Persons is:

c/o TCV

250 Middlefield Road

Menlo Park, California 94025

CUSIP # L8681T102	Page 21 of 31

Item 2(c).	Citizenship

Each of TCV VII, TCV VII (A), Member Fund, TCV VIII, TCV VIII (A), TCV VIII(B), TCM VII and TCM VIII is a Cayman Islands exempted limited partnership. Each of TCV VIII Spotify, TCV VIII Spotify (A), TCV VIII Spotify (B) and TCV VIII Spotify (MF) is a Delaware limited partnership. Each of TCV VIII Spotify GP, TCV Management VII and TCV Management VIII is a Delaware limited liability company. Each of Management VII and Management VIII is a Cayman Islands exempted company. Mr. Marshall is a United States citizen.

Item 2(d) and 2(e).	Title of Class of Securities and CUSIP Number

Ordinary Shares, nominal value €0.000625 per share (“Ordinary Shares”)

CUSIP Number: L8681T102

Item 3.	Not applicable.

Item 4.	Ownership

The following information with respect to beneficial ownership of the Ordinary Shares of the Issuer by the persons filing this Statement is provided as of December 31, 2018:

				(c) Number of shares as to which person has:
Name of Reporting Person	(a) Amount beneficially owned		(b) Percent of Class*	Sole power to vote or to direct the vote, and sole power to dispose or to direct the disposition of	Shared power to vote or to direct the vote, and shared power to dispose or to direct the disposition of
TCV VII, L.P.	3,332,040		1.8%	3,332,040	—
TCV VII (A), L.P.	1,730,360		1.0%	1,730,360	—
TCV Member Fund, L.P.	99,978		0.1%	99,978	—
TCV VIII, L.P.	4,141,857	**	2.3%	4,141,857	—
TCV VIII (A), L.P.	254,001		0.1%	254,001	—
TCV VIII (B), L.P.	58,484		0.0%	54,484	—
TCV VIII Spotify, L.P.	2,278,385	**	1.3%	2,278,385	—
TCV VIII Spotify (A), L.P.	614,439	**	0.3%	614,439	—
TCV VIII Spotify (B), L.P.	141,476	**	0.1%	141,476	—
TCV VIII Spotify (MF), L.P.	165,702	**	0.1%	165,702	—
Technology Crossover Management VII, L.P.	5,062,400		2.8%	5,062,400	—
Technology Crossover Management VII, Ltd.	5,093,880		2.8%	5,093,880	—
TCV VIII Spotify GP, LLC	3,200,002	**	1.8%	3,200,002	—
Technology Crossover Management VIII, L.P.	4,454,342	**	2.5%	4,454,342	—
Technology Crossover Management VIII, Ltd.	4,522,840	**	2.5%	4,522,840	—
TCV VII Management, L.L.C.	5,201	†	0.0%	—	5,201
TCV VIII Management, L.L.C.	5,165	†	0.0%	—	5,165
Christopher P. Marshall	10,366	†	0.0%	—	10,366

*	All percentages in this table are calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and are based on 180,856,081 Ordinary Shares outstanding as of December 31, 2018, as reported in the Issuer’s Annual Report on Form 20-F filed by the Issuer with the Securities and Exchange Commission on February 12, 2019.

CUSIP # L8681T102	Page 22 of 31

**	As of December 31, 2018, all the Ordinary Shares held directly by TCV VIII Spotify, TCV VIII Spotify (A), TCV VIII Spotify (B) and TCV VIII Spotify (MF) were pledged by such Reporting Person to secure loans under loan facilities with a bank not affiliated with any of the Reporting Persons. The applicable Reporting Persons have the sole voting and dispositive power over such Ordinary Shares.

†	Includes Ordinary Shares held directly by Mr. Marshall for the benefit of TCV VII Management and TCV VII Management and includes Ordinary Shares issuable upon vesting of restricted stock units within 60 days from December 31, 2018.

Each of the TCV Funds has the sole power to dispose or direct the disposition of the Ordinary Shares which it holds directly and has the sole power to vote or direct the vote of such Ordinary Shares.

Each of (i) Management VII, as the ultimate general partner of TCV VII and TCV VII (A) (together, the TCV VII Funds”), and (ii) TCM VII, as the direct general partner of the TCV VII Funds, may also be deemed to have sole power to dispose or direct the disposition of the Ordinary Shares held by the TCV VII Funds and have the sole power to direct the vote of such Ordinary Shares. Each of Management VII and TCM VII disclaims beneficial ownership of such securities except to the extent of its respective pecuniary interests therein.

Each of (i) Management VIII, as the ultimate general partner of (1) TCV VIII, TCV III (A) and TCV VIII (B) (collectively, the “TCV VIII Funds”) and (2) TCV VIII Spotify, TCV VIII Spotify (A), TCV VIII Spotify (B) and TCV VIII Spotify (MF) (collectively, the “TCV Spotify Funds”), and (ii) TCM VIII, as the direct general partner of TCV VIII Funds and an indirect general partner of the TCV Spotify Funds, may also be deemed to have sole power to dispose or direct the disposition of the Ordinary Shares held by the TCV VIII Funds and TCV Spotify Funds and have the sole power to direct the vote of such Ordinary Shares. Each of Management VIII and TCM VIII disclaims beneficial ownership of such securities except to the extent of its respective pecuniary interests therein.

Each of (i) TCV VIII, as an indirect general partner of the TCV Spotify Funds, and (ii) TCV VIII Spotify GP, as the direct general partner of the TCV Spotify Funds, may also be deemed to have sole power to dispose or direct the disposition of the Ordinary Shares held by the TCV Spotify Funds and have the sole power to direct the vote of such Ordinary Shares. Each of TCV VIII and TCV VIII Spotify GP disclaims beneficial ownership of such securities except to the extent of its respective pecuniary interests therein.

Each of Management VII and Management VIII, as general partners of the Member Fund, may also be deemed to have sole power to dispose or direct the disposition of certain of the Ordinary Shares held by the Member Fund and have sole power to direct the vote of such Ordinary Shares. Each of Management VII and Management VIII disclaims beneficial ownership of such securities except to the extent of its respective pecuniary interests therein.

Mr. Marshall may be deemed to have shared power to dispose or direct the disposition of 10,366 Ordinary Shares held directly by Mr. Marshall, which includes 446 Ordinary Shares issuable upon vesting of restricted stock units on February 15, 2019, for the benefit of TCV Management VII and TCV Management VIII. Mr. Marshall holds 5,201 Ordinary Shares for the benefit of TCV Management VII, which includes 224 Ordinary Shares issuable upon vesting of restricted stock units on February 15, 2019. Mr. Marshall holds 5,165 Ordinary Shares for the benefit of TCV Management VIII, which includes 222 Ordinary Shares issuable upon vesting of restricted stock units on February 15, 2019. TCV Management VII and TCV Management VIII may be deemed to have shared power to dispose or direct the disposition of such Ordinary Shares held by Mr. Marshall for the benefit of TCV Management VII and TCV Management VIII, respectively. Each of Mr. Marshall, TCV VII Management and TCV Management VIII disclaims beneficial ownership of such securities except to the extent of its respective pecuniary interests therein.

CUSIP # L8681T102	Page 23 of 31

The Reporting Persons, who collectively hold 5.3% of the Issuer's Ordinary Shares, may be deemed to be acting as a group in relation to their respective holdings in the Issuer but do not affirm the existence of any such group.

Except as set forth in this Item 4, each of the Reporting Persons disclaims beneficial ownership of any shares owned beneficially or of record by any other Reporting Person.

Item 5.	Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not Applicable.

Item 8.	Identification and Classification of Members of the Group

See Item 4 above.

Item 9.	Notice of Dissolution of Group

Not Applicable.

Item 10.	Certifications

Not Applicable.

CUSIP # L8681T102	Page 24 of 31

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2019

TCV VII, L.P.
a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VII, L.P., a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VII, Ltd., a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

TCV VII (A), L.P.
a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VII, L.P., a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VII, Ltd., a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

CUSIP # L8681T102	Page 25 of 31

TCV member fund, L.P.
a Cayman Islands exempted limited partnership, acting by its general partners

Technology Crossover Management VII, Ltd., a Cayman Islands exempted company

Technology Crossover Management VIII, Ltd., a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

TCV VIII, L.P.
a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VIII, L.P., a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VIII, Ltd., a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

TCV VIII (A), L.P.
a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VIII, L.P., a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VIII, Ltd., a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

CUSIP # L8681T102	Page 26 of 31

TCV VIII (B), L.P.
a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VIII, L.P., a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VIII, Ltd., a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

TCV VIII Spotify, L.P.
a Delaware limited partnership, acting by its general partner

TCV VIII Spotify GP, LLC, a Delaware limited liability company, acting by its sole member

TCV VIII, L.P., a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VIII, L.P., a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VIII, Ltd., a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

CUSIP # L8681T102	Page 27 of 31

TCV VIII Spotify (A), L.P.
a Delaware limited partnership, acting by its general partner

TCV VIII Spotify GP, LLC, a Delaware limited liability company, acting by its sole member

TCV VIII, L.P., a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VIII, L.P., a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VIII, Ltd., a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

TCV VIII Spotify (B), L.P.
a Delaware limited partnership, acting by its general partner

TCV VIII Spotify GP, LLC, a Delaware limited liability company, acting by its sole member

TCV VIII, L.P., a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VIII, L.P., a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VIII, Ltd., a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

CUSIP # L8681T102	Page 28 of 31

TCV VIII Spotify (MF), L.P.
a Delaware limited partnership, acting by its general partner

TCV VIII Spotify GP, LLC, a Delaware limited liability company, acting by its sole member

TCV VIII, L.P., a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VIII, L.P., a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VIII, Ltd., a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

Technology Crossover Management VII, L.P.
a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VII, Ltd., a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

Technology Crossover Management VII, Ltd.
a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

CUSIP # L8681T102	Page 29 of 31

TCV VIII Spotify GP, LLC
a Delaware limited liability company, acting by its sole member

TCV VIII, L.P., a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VIII, L.P., a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VIII, Ltd., a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

Technology Crossover Management VIII, L.P.
a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VIII, Ltd., a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

Technology Crossover Management VIII, Ltd.
a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

CUSIP # L8681T102	Page 30 of 31

TCV VII Management, L.L.C.
a Delaware limited liability company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

TCV VIII Management, L.L.C.
a Delaware limited liability company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

Christopher P. Marshall

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Its:	Authorized Signatory

CUSIP # L8681T102	Page 31 of 31

EXHIBIT

Exhibit
Exhibit 99.1:	Agreement of Joint Filing dated February 14, 2019.
Exhibit 99.2:	Statement Appointing Designated Filer and Authorized Signatories dated February 14, 2019.